Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2006, relating to the consolidated financial statements of Advanced Analogic Technologies Incorporated, appearing in the Annual Report on Form 10-K of Advanced Analogic Technologies Incorporated for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
May 9, 2006